Exhibit 99.1
FOR IMMEDIATE RELEASE

FROM:	HealthFitness 1650 West 82nd St., Suite 110 Minneapolis, MN 55431 952.831.6830

CONTACT:	Karla Hurter, 703-319-0957 Health2 Resources, khurter@health2resources.com
HealthFitness adds more than 25 clients as employers adopt 21st century health benefit design
Health management company reports more than 150,000 health risk assessments, strong growth in 2007
MINNEAPOLIS, MN Jan. 31 2008— HealthFitness (OTC BB: HFIT) added more than 25 new clients in 2007, growing its workplace population health programs with a vision for a healthier, more productive workforce. HealthFitness is a leading provider of employee health management programs. Managing more than 400 fitness centers globally, the company also offers a suite of health management services on-site, Web-based and telephonically.
The lion’s share of new contracts in 2007 was in the company’s health management division. HealthFitness championed a new emphasis on 21st century health benefit design that takes a holistic approach to designing benefits for the entire employee population—from fitness programs for those who are well, to health management programs for those who are at low to high risk for chronic disease. New clients included health plans and universities in addition to employers in the manufacturing, high tech and health provider sectors.
“The vision for 21st century health benefit design provides tools so employers can support a workplace culture of health,” said Gregg O. Lehman, Ph.D., president and CEO of HealthFitness. “The traditional focus on providing services only for those who are ill ignores the poor health habits that put workers at risk for chronic disease. By providing tools to address preventable behaviors such as poor diet, physical inactivity and tobacco use early, employers can help employees lead healthier, more productive lives.”
Employers who embrace Lehman’s vision of 21st century benefit design can expect to see improvements in the bottom line. A study1 released in late 2007 by the National Business Group on Health and Watson Wyatt Worldwide reported that companies with highly effective health and productivity programs are 3.5 times as likely to report lower medical costs; are more likely to report declines in incidental sick pay, short- and long-term disability costs; and are much more likely to have lower incidences of paid and unpaid leave.
(More)

[1]	“Building an Effective Health & Productivity Framework,” 2007-2008 Staying@Work Report, Watson Wyatt World Wide and the National Business Group on Health, online at http://www.watsonwyatt.com/research/deliverpdf.asp?catalog=2007-US-0216&id=x.pdf .

In 2007, more than 150,000 employees nationwide participated in health risk assessments (HRAs) administered by HealthFitness and nearly half a million participants are currently eligible to take a HealthFitness HRA. Some 77,000 participated in company health screenings conducted by HealthFitness across nearly 1,200 locations. After receiving their confidential HRA results from HealthFitness, participants are prompted to take part in health management programs designed to reduce their individual health risks.
“Steady growth in the health management division is a signal that employers and health plans recognize the benefits of addressing health needs before they become acute,” Lehman said. “HealthFitness is responsive to the needs of this market for health risk prevention programs as more studies underscore the connection between chronic illness and productivity.”
For further reading see issue briefs:
“Applying 21st Century Benefit Design: A Culture of Health in Action,” http://www.hfit.com/briefs/HFIssueBrief1.08.pdf
“Out with the Old, In with the New: A Vision for 21st Century Health Benefit Design,” http://www.hfit.com/briefs/HFIssueBrief5.07.pdf
About HealthFitness
HealthFitness is a leading provider of employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, HealthFitness partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. HealthFitness serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. HealthFitness provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED™ Health Coaching and delivery of health improvement programs. HealthFitness employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on HealthFitness, visit www.hfit.com.
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